EXHIBIT 11.1


                            Chartwell Technology Inc.
                                 Code of Conduct

                FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS


     The attitude and actions of the Chief Executive Officer (the "CEO"), Chief Financial Officer (the "CFO") and Corporate Controller of Chartwell Technology Inc. (the "Company") are crucial for maintaining the Company's commitment to (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in the Company's public reports and communications, and (iii) compliance with applicable governmental laws, rules and regulations. Accordingly, the Company's Board of Directors has developed and adopted this Code of Conduct applicable to its CEO, CFO and Corporate Controller with the goal of promoting the highest moral, legal and ethical standards and conduct within the Company.

Honest and Ethical Conduct

     While the Company expects honest and ethical conduct in all aspects of the Company's business from all employees, the Company expects the highest possible honest and ethical conduct and integrity from the CEO, CFO and Corporate Controller. These officers must set an example for the Company's employees and the Company expects these officers to foster a culture of transparency, integrity and honesty. Integrity requires adherence to both the form and the spirit of technical and ethical accounting standards and principles.

Conflicts of Interest

     Service to the Company should never be subordinated to personal gain and advantage. If any of the CEO, CFO or Corporate Controller becomes aware that he or she is in a situation that presents an actual or apparent conflict of interest (i.e., any situation where that individual's private interest or personal gain interferes or appears to interfere with the interests of the Company), or is concerned that an actual or apparent conflict of interest might develop, he or she is required to discuss the matter with the Chairman of the Audit Committee for the purpose of developing a means for the ethical handling of that situation.

Disclosure

     The CEO, CFO and Corporate Controller, among others, have a supervisory role with respect to the preparation of the Company's reports and documents filed with or submitted to the Securities and Exchange Commission (the "SEC") and the Company's other public communications and are responsible for taking all steps reasonably necessary to cause the disclosure in these reports, documents and other communications to be full, fair, accurate, timely and understandable. Adequate supervision includes closely reviewing and critically analyzing the financial information to be disclosed, ensuring that proper accounting controls have been applied, that transactions are properly authorized and recorded, and that relevant records have been properly retained. Full, fair and accurate disclosure includes the full reporting of facts, professional judgments and opinions, whether favorable or unfavorable.

     Each of the CEO, CFO and Corporate Controller shall promptly bring to the attention of the Audit Committee any information he or she may have concerning
(i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, or (ii) any fraud, whether or not material, or any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosure or internal controls.

     In the performance of their duties, the CEO, CFO and Corporate Controller are prohibited from knowingly misrepresenting facts. The CEO, CFO or Corporate Controller will be considered to have knowingly misrepresented facts if he or she knowingly (i) makes, or permits or directs another to make, materially false or misleading entries in financial statements or records; (ii) fails to correct materially false and misleading financial

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statements  or records;  (iii)  signs,  or permits  another to sign,  a document
containing  materially  false  and  misleading  information;   or  (iv)  falsely
responds, or fails to respond, to specific inquires of the Company's external auditors.

     The CEO, CFO and Corporate Controller are prohibited from directly or indirectly taking any action to interfere with, fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors in the course of any audit of the Company's financial statements or accounting books and records.

Compliance with Law

     It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of the CEO, CFO and Corporate Controller to adhere to the standards and restrictions imposed by those laws, rules and regulations, and in particular, those relating to accounting and auditing matters. Each of the CEO, CFO and the Corporate Controller shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of a violation of the Company's Code of Conduct.

Accountability

     The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Conduct by the CEO, CFO or Corporate Controller with the goal of deterring wrongdoing and promoting accountability for adherence to this Code of Conduct. Actions may include written notice, censure, demotion or re-assignment, suspension with or without pay or benefits and termination of employment.

    VIOLATIONS OF THIS CODE OF CONDUCT MAY ALSO CONSTITUTE VIOLATIONS OF LAW
      AND MAY RESULT IN CIVIL AND CRIMINAL PENALTIES FOR THE VIOLATOR, THE
                     VIOLATOR'S SUPERVISORS AND THE COMPANY.


                             COMPLIANCE CERTIFICATE


     I have read and understand the Chartwell Technology Inc. Code of Conduct (the "Code"). I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

     I certify to Chartwell Technology Inc. that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date: April 26, 2005                          Signed Darold H. Parken
                                              ----------------------------------
                                              Name Darold H. Parken
                                              Title/Position: President & CEO


Check one of the following:

|_|     A Statement of Exceptions is attached.

[X]     No Statement of Exceptions is attached.